As filed with the Securities and Exchange Commission on March 13, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Harpoon Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3458693
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

131 Oyster Point Blvd, Suite 300 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

Gerald McMahon, Ph.D.

President and Chief Executive Officer

Harpoon Therapeutics, Inc.

131 Oyster Point Blvd, Suite 300

South San Francisco, California 94080

(650) 443-7400

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin

Robert W. Phillips

Jonie I. Kondracki

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2019 Equity Incentive Plan (Common stock, $0.0001 par value per share)	1,245,242(2)	$14.45(4)	$17,933,747(4)	$2,336
2019 Employee Stock Purchase Plan (Common stock, $0.0001 par value per share)	249,048(3)	$14.45(4)	$3,598,744(4)	$468
TOTAL	1,494,290		$21,592,491	$2,804

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Harpoon Therapeutics, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

(2)

Represents additional shares of the Registrant’s Common Stock reserved for future grant under the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2020 pursuant to the terms of the 2019 Plan. The 2019 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1, 2020 and ending on (and including) January 1, 2029 in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31st of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of the Registrant’s Common Stock reserved for issuance under the Harpoon Therapeutics, Inc. 2019 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2020 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1, 2020 and ending on (and including) January 1, 2029. The number of shares added each year will be equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 750,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market on March 10, 2020.

PART I

EXPLANATORY NOTE

The Registrant is filing this Registration Statement on Form S-8 for the purpose of registering an additional 1,245,242 shares of common stock under the Harpoon Therapeutics, Inc. 2019 Equity Incentive Plan and an additional 249,048 shares of common stock under the Harpoon Therapeutics, Inc. 2019 Employee Stock Purchase Plan, pursuant to the provisions of each plan which provide for annual automatic increases in the number of shares of common stock reserved for issuance under each respective plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Harpoon Therapeutics, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents filed by it with the Commission:

(a)	the contents of the Registrant’s Registration Statement on Form S-8, previously filed with the Commission on February 8, 2019 (File No. 333-229592);

(b)	the Registrant’s Annual Report on Form 10-K (File No. 001-38800) for the year ended December 31, 2019, filed with the Commission on March 12, 2020; and

(c)

The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38800) filed with the Commission on February 5, 2019, under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-38800), filed with the SEC on August 5, 2019).

4.2	Amended and Restated Bylaws (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38800), filed with the SEC on February 13, 2019).

4.3	Form of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-229040), filed with the Commission on January 29, 2019).

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

99.1	2019 Equity Incentive Plan and forms of grant notice, stock option and restricted stock unit awards agreements and notice of exercise thereunder (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-229040), filed with the Commission on January 29, 2019).

99.2	2019 Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 10.3 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-229040), filed with the Commission on January 29, 2019).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on March 13, 2020.

Harpoon Therapeutics, Inc.

By:	/s/ Gerald McMahon, Ph.D.
Gerald McMahon, Ph.D.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gerald McMahon and Georgia Erbez, and each of them, as his or her true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald McMahon, Ph.D. Gerald McMahon, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 13, 2020

/s/ Georgia Erbez Georgia Erbez	Chief Financial Officer (Principal Financial and Accounting Officer)	March 13, 2020

/s/ Luke Evnin, Ph.D.	Chairman of the Board of Directors	March 13, 2020
Luke Evnin, Ph.D.

/s/ Patrick Baeuerle, Ph.D.	Director	March 13, 2020
Patrick Baeuerle, Ph.D.

/s/ Mark Chin	Director	March 13, 2020
Mark Chin

/s/ Jonathan Drachman, M.D.	Director	March 13, 2020
Jonathan Drachman, M.D.

/s/ Julie Eastland	Director	March 13, 2020
Julie Eastland

/s/ Ron Hunt	Director	March 13, 2020
Ron Hunt

/s/ Scott Myers	Director	March 13, 2020
Scott Myers